PURCHASE AGREEMENT

THIS AGREEMENT made as of the 20th day of February, 2006, BETWEEN:

             MEAGHER OIL & GAS PROPERTIES, INC., a body corporate with an office in Houston, Texas, (hereinafter referred to as "Assignor")

                                     -and-

             DYNAMIC RESOURCES CORP. a body corporate, with an office in Las Vegas, Nevada, (hereinafter referred to as "Assignee")

       WHEREAS:

   A. Assignor is the holder of the sublease described as the assignment of Oil, Gas and Mineral Lease (the "Assignment") attached as Schedule "A" hereto (such sublease, including all amendments thereto, if any, hereinafter referred to as the "Sublease"):
   B. Assignor has agreed to execute such Assignment of the Sublease to Assignee pursuant to the terms and conditions set forth therein and in accordance with the terms hereof,

       NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the Parties hereto covenant and agree as follows:
    1. Assignor shall execute the Assignment, effective as of the 21st day of February,
       2006, in consideration of the payment by the Assignee of US$277,680.28 and by the issuance of 2,500,000 shares of the Assignee.
       2.The 2,500,000 shares shall be issued and delivered to the following:
             1,250,000- Rylar & Associates, 13311 April Mist, Cypress, TX 77429 1,250,000- Keith Phipps, 7 E Amberglow Circle, The Woodlands, TX 77381
    3. The Assignor is the legal and beneficial owner of the Sublease, its interest is unencumbered and it has the unfettered right to enter into this agreement and the Assignment.
    4. The convenants, representations, warranties and indemnities contained in the Assignment are incorporated herein as fully and effectively as if they were set out herein and there shall not be any merger of any covenant, representation, warranty



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       or indemnity contained in the Assignment by virtue of the execution and delivery hereof, any rule of law, equity or statute to the contrary notwithstanding.
    5. This Agreement shall, in all respects, be subject to and interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and shall, in every regard, be treated as a contract made in the Province of Alberta. The Parties hereto irrevocably submit to the jurisdiction of the courts of the Province of Alberta in respect to all matters arising out of the Agreement.
    6. This Agreement shall be binding upon and shall endure to the benefit of each of the Parties hereto and their respective administrators, trustees, receivers, successors and assigns.

       IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


                                 MEAGHER OIL & GAS PROPERTIES, INC.


                                 Per:	/s/ Michael J. Newport
					----------------------
                                        Michael J. Newport


                                 DYNAMIC RESOURCES CORP.


                                 Per:	/s/ Robert Fedun
					----------------
                                        Robert Fedun